Exhibit 4.13

[FORM OF] AMENDMENT TO

SUBSCRIPTION AGREEMENT AND SECURITY AGREEMENT DATED JUNE 23, 2021

This amendment (the “Amendment”) is dated December [---], 2022 and is entered into by and between SOS Hydration Inc., a Colorado corporation (the “Company”), and [---] (the “Purchaser” and collectively the “Parties”).

WHEREAS, the Parties previously signed the Company’s Subscription Agreement, Senior Secured Promissory Note, and Security Agreement (collectively the “Bridge Loan Documents”) dated June 23, 2021;

WHEREAS, the Company desires to raise additional working capital from new purchasers; and

WHEREAS, to raise additional capital the Parties have agreed to amend the Bridge Loan Documents.

The Parties agree as follows:

A.	Subscription Agreement is amended as follows:

Section 1.1(a), Principal Amount; Interest.

The aggregate original principal amount of up to One Million One Hundred Thousand Dollars ($1,100,000) USD is increased to Four Million Dollars ($4,000,000) USD.

B.        Security Agreement is amended as follows:

On the first page in Recitals A and B the amount of $1,100,000 is increased to

$4,000,000.

This Amendment satisfies the writing required to amend, waive, and modify Section 12.9 and 12.2 of the Subscription Agreement and Section 5.6 of the Security Agreement.

The Parties agree that the current UCC financing statement shall be amended when the Company completes the sale of the additional senior secured promissory notes.

Purchaser agrees and consents to the Company selling up to a maximum amount of Four Million dollars ($4,000,000) USD of total senior secured promissory notes.

Additionally, 6% of the proceeds above any additional amount of $1,500,000 (i.e in addition to the original $1,100,000 raised initially) raised under the Bridge Loan Documents will be used to repay any additional amounts under [---] still outstanding notes until fully paid

Approval of this Amendment by Purchaser is contingent upon Purchaser receiving $[---] (the “Funds”) from the Company; otherwise, this Amendment is null and void. Upon receipt of the Funds the remaining principal balance under the Bridge Loan Documents for Purchaser will be $[---].

IN WITHNESS WHEREOF, the Parties hereto have executed this Amendment as of the date set forth above.

SOS HYDRATION INC. [---]

/s/James Mayo

By: James Mayo By:________________________

CEO

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